Exhibit 10.15

DIMENSION FILMS
375 Greenwich Street
New York, New York 10013

As of November 2, 2004 (Revised November 3, 2004)

Platinum Studios, LLC
9744 Wilshire Boulevard, Suite 400
Beverly Hills, California 90212
Attention: Scott Mitchell Rosenberg

Re:           "The Darkness" / Title and Option

Dear Scott:

This letter confirms the agreement reached between Dimension Films, a division of Miramax Film Corp. ("Dimension") and Platinum Studios, LLC ('Platinum") with regard to the comic book series entitled "the Darkness" (the "Property") published by Top Cow Productions, Inc. ("Top Cow"). The parties have agreed as follows:

1.             Condition Precedent: Dimension shall have no obligations hereunder unless and until Dimension is able to "clear" the title "The Darkness" (the "Title") for use as the title of a motion picture pursuant to the title registration and clearance procedures of the Motion Picture Association of America ("MPAA") and this Agreement is fully-executed by the parties.

2.             Title I Motion Picture Usage By Dimension: Subject to the satisfaction of the conditions precedent (as provided in Paragraph 1, above) ("Conditions Precedent"), Dimension shall pay to Platinum One Hundred Twenty-Five Thousand Dollars ($125,000) as full and complete consideration for an exclusive, irrevocable and perpetual license to utilize the Title in connection with the development, production, and distribution of Dimension's current film directed by Jaume Balaguero and starring Anna Paquin (the "Original Picture") and any number of derivative motion pictures, in any and all languages and/or media (e.g., theatrical and non-theatrical films, television series, movies-of-the-week, etc.), and in connection with the marketing and publicity thereof, throughout the universe. However, the granted license shall not allow Dimension to utilize the Title in connection with the exploitation of any rights that are ancillary to the development, production and distribution of motion pictures (e.g., merchandising, soundtrack, publishing, game and live stage productions, in any and all media now known or hereafter devised) without Dimension and Platinum reaching a separate agreement, if ever, with respect to any such use by Dimension in each instance. For the avoidance of doubt, Platinum has retained the right to utilize the Title, in its sole discretion, for everything other than motion pictures. Notwithstanding the foregoing, Platinum shall have the right to utilize the Title in connection with one or more motion pictures that commence production at least thirty-three (33) months ("Holdback Period") following the initial release of the Original Picture, unless Dimension releases a subsequent derivative production using the Title ("Subsequent Production") during the Holdback Period. If Dimension does timely release a Subsequent Production (i.e., before the expiration of the Holdback Period), then Platinum will remain unable to use the title for another Holdback Period (i.e., thirty-three (33) months from the initial release of the Subsequent Production) in the event that the Subsequent Production is theatrically released or for a reduced holdback period of twenty-five months if the Subsequent Production is a direct-to-video release. Furthermore, upon the commencement of the related Holdback Period (or reduced holdback period), Platinum will be paid an additional license fee in connection with such Subsequent Production in the amount of either (a) One Hundred Thousand Dollars ($100,000) if such Subsequent Production is a theatrical release or (b) Fifty Thousand Dollars ($50,000) if such Subsequent Production is a direct-to-
video release. The foregoing procedure (and additional license payments) will apply on a rolling basis to each Subsequent Production, if any, that Dimension releases prior to the expiration of the then applicable holdback periods (i.e., either thirty-three or twenty-five months, as applicable).

3.            Option of Property _byDimension: Subject to the satisfaction of the Conditions Precedent and the payment to Platinum of the option fee (in accordance with the time frame provided in that certain [expired] First Look Agreement (the "First Look Agreement"] dated as of December 15, 1998 between Dimension and Platinum), Dimension shall have an exclusive, irrevocable twenty-four (24) month option, commencing as of the date the Conditions Precedent are satisfied, for Dimension to purchase those rights in and to the Property that Dimension has been entitled to purchase in connection with other previously optioned Platinum properties, which rights (the "Rights") are more fully described and set forth in

Paragraph 1 .A. of the First Look Agreement. In addition to the Rights, the balance of the terms and provisions applicable to Dimension's option and possible purchase of the Rights shall be as provided and set forth in Paragraphs 4 through 14 of the First Look Agreement, except as follows:

a.               Option Fee: Non-precedentially, the option fee for the Property shall be One Hundred Fifty Thousand Dollars ($150,000) in lieu of the higher option fees set forth in Paragraph 4.A. of the First Look Agreement.

b.              Inactivity / Deemed Abandonment: During the option period, in the event that Dimension is not actively developing (e.g., working with or engaging a writer, interviewing potential directors, etc.) the Property during any consecutive five (5) month period, then Platinum may give written notice to Dimension of Dimension's deemed abandonment and if Dimension does not resume active development of the Property within thirty (30) days following receipt of such notice, then the rights under option shall revert to Platinum, subject to Dimension's lien against the Property for the direct costs (other than the option fee) actually paid by Dimension during its development of the Property, plus interest calculated thereon at the prime rate plus 1%. Subject to the foregoing, Dimension, in its sole discretion shall determine when and if a writer will be engaged.

c.  Scott Mitchell-Rosenberg/Development Fee: Scott Mitchell Rosenberg (or his designee) shall receive a development fee of Twenty Five Thousand Dollars ($25,000), payable concurrently with the option fee. The development fee payable hereunder will be in lieu of any development fee that otherwise might have been payable pursuant to Paragraph 6.B.(ii) of the First Look Agreement.

d.             Marc Silvestri / Executive Producer: In the event that Dimension exercises the option and produces a motion picture based on the Property, then in connection with each such motion picture produced by Dimension based on the Property, Marc Silvestri shall be (i) accorded credit as an additional executive producer, on-screen and in the billing block portion of paid advertising, and (ii) paid an executive producer fee of Three Hundred Thousand Dollars ($300,000) on a customary 20/60/10/10 payment schedule. Platinum shall advise Dimension (in writing) of the specific requirements for according such credit and paying such fee as provided in Platinum's previously executed agreement with Top Cow in connection with the Property (the "Top Cow Agreement").

e.  Matt Hawkins / Co-Producer: In the event that Dimension exercises the option and produces a motion picture based on the Property, then Matt Hawkins shall be accorded credit as a co- producer, on-screen and in the billing block portion of paid advertising. Platinum shall advise Dimension (in writing) of the specific requirements for according such credit as provided in the Top Cow Agreement.

f.  Other Platinum Obligations to To Cow: Platinum will advise Dimension, in writing, of any other obligations to Top Cow in connection with motion pictures based on the Property.

4.             RepresentationslWarranties!Indemnities: Platinum hereby represents, warrants and undertakes: (i) that it has all rights necessary to enter into and perform this Agreement (i.e., Top Cow has assigned all necessary rights to Platinum pursuant to the Top Cow Agreement, which contains an express provision allowing Platinum to sub-license or assign its rights under the Top Cow Agreement, without restriction); (ii) that none of the rights herein licensed to Dimension have heretofore been sold, assigned, licensed or otherwise transferred (other than to Platinum) to any other person, firm or corporation by any instrument or agreement now valid or outstanding, nor have said rights been in any way encumbered, limited or diminished by any act or omission, and that said rights are free and clear of any and all liens or claims whatsoever; and (iii) that there are no contracts, agreements, assignments or instruments to which Platinum is a party which may affect the subject matter of this Agreement and the license and transfer to Dimension of the rights hereunder. Platinum will indemnify, defend and hold Dimension harmless from and against any and all claims and damages, including without limitation reasonable legal fees and expenses, of whatsoever kind and nature in connection with the Title, the Property and!or any of the rights licensed hereunder, arising out of any breach of any of Platinum's representations and warranties under this Agreement and!or in connection with any claims arising out of Platinum's exploitation of any of its reserved rights. Dimension represents and warrants that it has all rights necessary to enter into and perform this Agreement. Dimension will indemnify, defend and hold Platinum harmless from and against any and all claims and damages, including without limitation reasonable outside legal fees and expenses, of whatsoever kind and nature in connection with Dimension's exploitation of the rights granted to it hereunder, or arising out of any breach of any of Dimension's representations and warranties under this Agreement.

5.             Entire Agreement: With respect to the subject matter hereof, this Agreement is the entire agreement between the parties and may only be amended by a written document signed by all the parties hereto.

Please indicate your acceptance of and agreement with the foregoing by signing this Agreement in the space(s) provided hereinbelow.

Sincerely,

DIMENSION FILMS, a division of Miramax Film Corp.

By: /s/ Michael E. Marshall
Its: Senior Vice President
Business Legal Affairs

ACCEPTED AND AGREED: PLATINUM STUDIOS, LLC

By: /s/ Scott Mitchell Rosenberg
Its: Chairman

By: /s/ SCOTT MITCHELL ROSENBERG

Top Cow acknowledges and consents to the foregoing agreement entered into between Dimension and Platinum with respect to the Title and the Property, accepts all of the terms and conditions contained therein (including, without limitation, the license of the Title and option and possible purchase of the Rights), and agrees to look solely to Platinum for any remuneration payable to Top Cow in connection therewith.

ACKNOWLEDGED, ACCEPTED AND AGREED:

TOP COW PRODUCTIONS, INC.

By: /s/ Matt Hawkins
Its: President / COO

Authorized signatory of Top Cow

By: /s/ Marc Silvestri
Matt Hawkins

The Darkness / Platinum and Top Cow
Re- Title & Option
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